Exhibit (p)

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT is entered into as of the 23rd day of May, 2011, between NT Equity Long/Short Strategies Fund, a statutory trust organized and existing under the laws of Delaware (the "Trust"), and Northern Trust Company of Connecticut (the "Purchaser").

The Parties hereby agree as follows:

1.	Purchase and Sale of Units.

(a)
Sale and Issuance of Units. Subject to the terms and conditions of this Agreement, the Trust agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Trust 10,000 common units of beneficial interest, par value $0.01, representing undivided beneficial interests in the Trust (the "Units") at a price per Unit of $10 for an aggregate purchase price of $100,000.

2.	Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby represents and warrants to, and covenants for the benefit of, the Trust that:

(a)
Purchase Entirely for own Account.  This Agreement is made by the Trust with the Purchaser in reliance upon the Purchaser's representation to the Trust, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the Units are being acquired for investment for the Purchaser's own account, and not as a nominee or agent, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Units, in either case in violation of any securities registration requirement under applicable law, but subject nevertheless, to any requirement of law that the disposition of its property shall at all times by within its control.  By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Units.

(b)
Investment Experience. The Purchaser acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investment in the Units.  The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the "1933 Act").

(c)	Transfers. The Purchaser may only transfer the Units with the prior written consent of the Trust, which may be withheld for any reason.

3.
Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NT EQUITY LONG/SHORT STRATEGIES FUND

By:	/s/ Margret Duvall
	Name:	Margret Duvall
	Title:	President and Sole Trustee

PURCHASER:

Northern Trust Company of Connecticut

By:	/s/
	Name:	Authorized Signatory
Title: